Exhibit 2.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, IN, INTO OR FROM ANY RESTRICTED JURISDICTION (INCLUDING CANADA AND JAPAN) OR ANY OTHER JURISDICTION WHERE TO DO THE SAME WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

FOR IMMEDIATE RELEASE

4 March 2010

Recommended Cash Offer
 by
Valmont Group Pty Ltd,
a wholly-owned subsidiary of
Valmont Industries, Inc.,
for
Delta plc

Summary

•      The Boards of Valmont Industries, Inc. (“Valmont”) and Delta plc (“Delta”) are pleased to announce that they have agreed the terms of a recommended cash offer to be made by Valmont Group Pty Ltd (the “Offeror”), a wholly-owned subsidiary of Valmont, to acquire the entire issued and to be issued ordinary share capital of Delta.

•      The Offer will comprise 185 pence in cash for each Delta Share (the “Offer Price”), valuing the entire existing issued ordinary share capital of Delta at approximately £284.5 million.

•      The Offer Price represents a premium of approximately:

•      20.3 per cent. to the closing price of 153.8 pence for each Delta Share on 3 March 2010, the latest practicable Business Day prior to the date of this announcement;

•      24.7 per cent. to the average closing price of 148.4 pence for each Delta Share for the month prior to and including 3 March 2010; and

•      27.3 per cent. to the average closing price of 145.3 pence for each Delta Share for the three months prior to and including 3 March 2010.

•      The Offer Price has been determined on the basis that no final dividend in respect of the ordinary share capital of Delta will be paid by Delta in respect of the year ended 31 December 2009.

•     The Delta Directors, who have been so advised by Rothschild, consider the terms of the Offer to be fair and reasonable and therefore intend unanimously to recommend that Delta Shareholders accept the Offer.  In providing such advice, Rothschild has taken into account the commercial assessments of the Delta Directors.

•      The Offeror has received binding irrevocable undertakings to accept (or procure acceptances of) the Offer from all of the Delta Directors in respect of, in aggregate, 362,627 Delta Shares, representing approximately 0.24 per cent. of the existing issued ordinary share capital of Delta.  These undertakings will continue to be binding even in the event of a higher competing offer for Delta being announced, unless the Offer lapses or is withdrawn.

•      The acquisition of Delta represents an opportunity for Valmont to add additional scale outside the United States in Valmont’s core infrastructure markets and to add new growth platforms in strong, fast growing markets. The acquisition of Delta will provide scope for enhanced growth of the Enlarged Group’s structures businesses as a result of a greater range of products and a wider geographical presence than the two standalone groups are currently able to provide.

Commenting on the Offer, Mogens Bay, Chairman and Chief Executive Officer of Valmont said:

“Delta’s engineered support structures business and galvanising facilities add size and geographic coverage to our current businesses. Delta’s road safety and access systems businesses bring new growth platforms for Valmont. With leadership positions in the fast growing Asian markets, and in Australia’s strong resource driven economy, the acquisition of Delta will extend Valmont’s global footprint in markets attractive to Valmont. We look forward to welcoming Delta’s 2,500 employees, including its strong management team, to the Valmont organization.”

Commenting on the Offer, Steven Marshall, Delta’s Chairman said:

“This Offer represents a good opportunity for Delta’s ordinary shareholders to realise in cash the fair value of their investment. Having considered Delta’s strategic options carefully, the Board intends unanimously to recommend that Delta’s ordinary shareholders accept the Offer.”

Commenting on the Offer, Todd Atkinson, Delta’s Chief Executive Officer said:

“The Offer presented by Valmont provides an attractive outcome for Delta Shareholders, who will realise value for the Delta Group’s progress over the past several years as well as for our businesses’ potential for further growth. Delta’s businesses, management and employees will become part of a substantially larger group that has similar strategic ambitions, management practices and culture, and will have greater opportunities for new challenges and development.  The Offer marks a successful conclusion to several years’ effort to achieve such an outcome for the Delta Group, and I am pleased to recommend it to our shareholders.”

This summary should be read in conjunction with, and is subject to, the full text of the following announcement (including the Appendices).  The Offer will be subject to the Conditions and further terms set out in the following announcement (including those in Appendix 1) and the terms and conditions to be set out in the Offer Documentation when issued.  Appendix 2 contains definitions of certain terms used in this summary and the following announcement. Appendix 3 contains the sources and bases of certain information used in this summary and in the following announcement.

Please carefully read the Offer Documentation in its entirety before making a decision with respect to the Offer.

Enquiries

Valmont Valmont Investor Relations and Media Relations (Jeff Laudin)	+1 402 963 1158

Credit Suisse (financial adviser to Valmont and the Offeror) William Mansfield Angus Dickson	+44 (0)20 7888 8888

Delta Todd Atkinson, Chief Executive Jon Kempster, Finance Director	+44 (0)20 7842 6050

Rothschild (financial adviser to Delta) Stuart Vincent Anselm Frost	+44 (0)20 7280 5000

Arbuthnot Securities (broker to Delta) James Steel Andrew Fairclough	+44 (0)20 7012 2000

This announcement does not constitute or form part of any offer or invitation to sell or purchase any securities or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, pursuant to the Offer or otherwise.  The Offer will be made solely by the Offer Documentation which will contain the full terms and conditions of the Offer, including details of how the Offer may be accepted.  Please carefully read the Offer Documentation in its entirety before making a decision with respect to the Offer.

Credit Suisse, which is authorised and regulated by the Financial Services Authority, is acting for Valmont and the Offeror and for no one else in connection with the matters referred to in this announcement and will not be responsible to anyone other than Valmont and the Offeror for providing the protections afforded to clients of Credit Suisse or for providing advice in relation to this matter, the content of this announcement or any matter referred to herein.  Neither Credit Suisse nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse in connection with this announcement, any statement contained herein or otherwise.

The Offer shall be made solely by the Offeror and neither Credit Suisse nor any of its respective affiliates are making the Offer.

Rothschild, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting for Delta as financial adviser in relation to the Offer and is not acting for or advising any other person and accordingly will not be responsible to any person other than Delta for providing the protections afforded to the customers of Rothschild or for providing advice in relation to the contents of this announcement or any offer or arrangements referred to herein or in the Offer Documentation.  Neither Rothschild nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a customer of Rothschild in connection with this announcement, any statement contained herein or otherwise.

Notice to US holders of Delta Shares

The Offer is for the securities of a corporation organised under the laws of England and is subject to the procedure and disclosure requirements of the United Kingdom, which are different from those of the United States. The Offer is being made in the United States pursuant to Section 14(e) of, and Regulation 14E under, the US Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the exemptions provided by Rule 14d-1(d) under the Exchange Act and otherwise in accordance with the requirements of the Code.  Accordingly, the Offer is subject to disclosure and other procedural requirements, including with respect to withdrawal rights, the offer timetable, settlement procedures and timing of payments that are different from those applicable under US domestic tender offer procedures and laws.

It may be difficult for US holders of Delta Shares and other securities to enforce their rights and any claim arising out of the US federal securities laws, since the Offeror and Delta are located outside of the United States, and some or all of their officers and directors may be resident outside of the United States. US holders of Delta securities may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the US securities laws. Further, it may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgment.

To the extent permitted by applicable law, in accordance with, and to the extent permitted by, the Code and normal UK market practice and Rule 14e-5 under the Exchange Act, the Offeror or its nominees or brokers (acting as agents) or their respective affiliates may from time to time make certain purchases of, or arrangements to purchase, Delta Shares, other than pursuant to the Offer, before or during the period in which the Offer remains open for acceptance.  These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices.  Such purchases, or arrangements to purchase, will comply with all applicable UK rules, including the Code and the rules of the London Stock Exchange, and Rule 14e-5 under the Exchange Act to the extent applicable.  In addition, in accordance with, and to the extent permitted by, the Code, normal UK market practice and Rule 14e-5 under the Exchange Act, Credit Suisse and its affiliates will continue to act as exempt principal traders in Delta Shares on the London Stock Exchange and engage in certain other purchasing activities consistent with their respective normal and usual practice and applicable law, including Rule 14e-5 under the Exchange Act.  Any information about such purchases will be disclosed on a next day basis to the Panel on Takeovers and Mergers and will be available from any Regulatory Information Service including the Regulatory News Service on the London Stock Exchange website, www.londonstockexchange.com.

Notice to Overseas Delta Shareholders

The distribution of this document in jurisdictions other than the United Kingdom or the United States may be restricted by the laws of those jurisdictions and therefore persons into whose possession this document comes should inform themselves about and observe any such restrictions. Failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction.

Unless otherwise determined by the Offeror, the Offer is not being, and will not be, made, directly or indirectly, in or into or by the use of the mails of, or by any other means (including, without limitation, electronic mail, facsimile transmission, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce of, or any facility of a national securities exchange of any Restricted Jurisdiction (as defined herein) and will not be capable of acceptance by any such use, means or facility or from within any such Restricted Jurisdiction.  Accordingly, unless otherwise determined by the Offeror, copies of this announcement and any documentation relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send any such documents in or into or from any such Restricted Jurisdiction, as doing so may invalidate any purported acceptance of the Offer.  Any person (including, without limitation, custodians, nominees and trustees) who would, or otherwise intends to, or who may have a contractual or legal obligation to, forward this announcement and/or the Offer Documentation and/or any other related document to any jurisdiction outside the United Kingdom or the United States should inform themselves of, and observe, any applicable legal or regulatory requirements of any relevant jurisdiction.  Neither the US Securities and Exchange Commission (the “SEC”) nor any US state securities commission has approved or disapproved this Offer or passed upon the adequacy or completeness of this document or the Offer Documentation.  Any representation to the contrary is a criminal offence.

This announcement has been prepared for the purposes of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws and regulations of any jurisdiction outside of England.

Forward-Looking Statements

This announcement, including information included in this announcement, contains “forward-looking statements” concerning Valmont and the Valmont Group and Delta and the Delta Group that are subject to risks and uncertainties.  Information in this announcement relating to Delta has been compiled from published sources.  Generally, the words “will”, “may”, “should”, “continue”, “believes”, “expects”, “intends”, “anticipates” or similar expressions identify forward-looking statements.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.  Many of these risks and uncertainties relate to factors that are beyond the companies’ ability to control or estimate precisely, such as future market conditions, changes in regulatory environment and the behaviour of other market participants.  Neither Valmont nor the Offeror nor Delta can give any assurance that such forward-looking statements will prove to have been correct.  The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Neither

Valmont nor the Offeror nor Delta undertakes any obligation to update or revise publicly any of the forward-looking statements set out herein, whether as a result of new information, future events or otherwise, except to the extent legally required.

Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of any member of the Valmont Group, the Delta Group or the Enlarged Group following completion of the Offer unless otherwise stated.

Dealing Disclosure Requirements

Under the provisions of Rule 8.3 of the Code, if any person is, or becomes, “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of Delta, all “dealings” in any “relevant securities” of that company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 pm on the Business Day following the date of the relevant transaction. This requirement will continue until the date on which the Offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Delta, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the Code, all “dealings” in “relevant securities” of Delta by Valmont or Delta, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon on the Business Day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks in this section (Dealing Disclosure Requirements) are defined in the Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Panel.

Publication on websites

A copy of this announcement is and will be available free of charge, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, for inspection on Valmont’s website at www.valmont.com and on the Delta website at www.deltaplc.com during the course of the Offer.

Rule 2.10 Disclosure

In accordance with Rule 2.10 of the Code, Delta confirms that on 3 March 2010 it had 153,763,755 ordinary shares in issue all with equal voting rights. The total number of voting rights in Delta is therefore 153,763,755. The International Securities Identification Number for the Delta ordinary shares is GB0002615069.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, IN, INTO OR FROM ANY RESTRICTED JURISDICTION (INCLUDING CANADA AND JAPAN) OR ANY OTHER JURISDICTION WHERE TO DO THE SAME WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

FOR IMMEDIATE RELEASE

4 March 2010

Recommended Cash Offer
 by
Valmont Group Pty Ltd,
a wholly-owned subsidiary of
Valmont Industries, Inc.,
for
Delta plc

1.            Introduction

The Boards of Valmont Industries, Inc. (“Valmont”) and Delta plc (“Delta”) are pleased to announce that they have agreed the terms of a recommended cash offer to be made by Valmont Group Pty Ltd (the “Offeror”), a wholly-owned subsidiary of Valmont, to acquire the entire issued and to be issued ordinary share capital of Delta.

2.            Summary of the Offer

The Offer, which will be subject to the Conditions and further terms set out below and in Appendix 1, and to be set out in the Offer Documentation when issued, is being made on the following basis:

185 pence in cash           for each Delta Share.

On this basis, the Offer values Delta’s existing issued ordinary share capital at approximately £284.5 million.

The Offer Price represents a premium of approximately:

•      20.3 per cent. to the closing price of 153.8 pence for each Delta Share on 3 March 2010, the latest practicable Business Day prior to the date of this announcement;

•      24.7 per cent. to the average closing price of 148.4 pence for each Delta Share for the month prior to and including 3 March 2010; and

•      27.3 per cent. to the average closing price of 145.3 pence for each Delta Share for the three months prior to and including 3 March 2010.

The Offer presents a good opportunity for Delta Shareholders to realise their investment in Delta for cash, at a premium to the current market value, within a relatively short timescale.

The Offer Price has been determined on the basis that no final dividend in respect of the ordinary share capital of Delta will be paid by Delta in respect of the year ended 31 December 2009.

The Delta Shares will be acquired by the Offeror fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights existing as at the date of this announcement or thereafter attaching thereto, including, without limitation, the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the date of this announcement in respect of the Delta Shares.  If any dividend or other distribution in respect of the Delta Shares is declared, paid or made on or after the date of this announcement, the Offeror reserves the right to reduce the consideration payable for each Delta Share under the terms of the Offer by the amount per Delta Share of such dividend or distribution.

The Offer relates only to the ordinary shares issued by Delta and does not extend to the Delta Preference Shares.

3.            Recommendation

The Delta Directors, who have been so advised by Rothschild, consider the terms of the Offer to be fair and reasonable. In providing its advice, Rothschild has taken into account the commercial assessments of the Delta Directors.  Rothschild is acting as independent financial adviser to Delta in relation to Rule 3 of the Code.

Accordingly, the Delta Directors intend unanimously to recommend that Delta Shareholders accept the Offer, as the Delta Directors have irrevocably undertaken to do in respect of their own beneficial shareholdings which amount, in aggregate, to 362,627 Delta Shares, representing approximately 0.24 per cent. of the existing issued ordinary share capital of Delta.

4.            Information on Valmont and the Offeror

The Valmont Group was founded in 1946 and is a diversified global producer of fabricated metal products and a leading producer of metal and concrete pole and tower structures through its Engineered Support Structures and Utilities Support Structures businesses.  The Valmont Group is also a global producer of mechanized irrigation systems through its Irrigation business.

The Valmont Group’s pole and tower structures are sold through its Engineered Support Structures business and support a broad range of outdoor lighting, traffic control fixtures and wireless communication equipment.  The steel and concrete (and hybrid) pole structures, sold through the Valmont Group’s Utilities Support Structures business, support electrical transmission, substation and distribution lines and related power distribution equipment.

The Valmont Group’s Irrigation business produces mechanized irrigation equipment and related parts, which delivers water, chemical fertilizers and pesticides to agricultural crops, under the “Valley” brand name.

The Valmont Group also provides metal coating services, including galvanizing, anodizing, powder coating and e-coating through its Coatings business, for a wide range of materials and products.

The Valmont Group’s customers and end-users of its products include state and federal governments, contractors, utility and telecommunications companies, manufacturers of commercial lighting fixtures and large farms as well as the general manufacturing sector.

In 2009, approximately 25 per cent. of the Valmont Group’s total sales were either sold in markets or produced by the Valmont Group’s manufacturing plants outside of North America.

For the fiscal years ending 27 December 2008 and 26 December 2009, the Valmont Group reported (all on a consolidated basis) revenues of USD1,907 million and USD1,787 million respectively, and net attributable earnings of USD132.4 million and USD150.6 million respectively. As at 26 December 2009, Valmont reported net assets of USD808 million.

Valmont’s shares are traded on the New York Stock Exchange (ticker: VMI).  Based on the closing middle-market price of USD73.44 per Valmont common share on 3 March 2010 (being the latest practicable date before the publication of this announcement), Valmont had a market capitalisation of approximately USD1.9 billion.

Upon the Offer becoming or being declared wholly unconditional, Delta’s accounts will be reclassified to conform with U.S. GAAP.  Certain adjustments, including balance sheet items related to income taxes and other contingencies will be made as part of this process.  These items were considered as part of Valmont’s evaluation of the Delta businesses.

The financial impact of the acquisition of Delta pursuant to the Offer will depend on a number of variables, including the number of Delta Shares acquired pursuant to the Offer. Based on Valmont’s assumptions, Valmont estimates that the transaction will be accretive to earnings per share in 2011.  These statements do not constitute a profit forecast and should not be interpreted to mean that the earnings per Valmont share in any financial period, or any other financial metrics, will necessarily match or be greater than those for the relevant preceding period.

The Offeror is an indirectly wholly owned subsidiary of Valmont, incorporated in Australia, established for the purposes of making the Offer.

5.            Information on Delta

The Delta Group is an international group headquartered in the UK and listed on the London Stock Exchange (ticker: DLTA) with manufacturing operations employing over 2,500 people in Australia, Asia, South Africa and the United States.

Delta’s businesses include Engineered Steel Products, Galvanizing Services and Manganese Materials.

Delta’s Engineered Steel Products businesses produce road safety barrier systems, power transmission and distribution, lighting and telecommunications poles, industrial grating and access systems, architectural sunscreen systems and forged steel grinding media.

Delta’s Galvanizing Services businesses provide hot-dip galvanizing services at plants in Australia, Asia and the United States. Delta also reclaims zinc from ash and dross, and produces zinc alloys and oxides.

Delta’s interests in Manganese Materials businesses comprise substantial shareholdings in Delta EMD, a company listed on the Johannesburg Stock Exchange and a leading global supplier of Electrolytic Manganese Dioxide for use in the manufacture of disposable batteries, and in MMC, a leading global supplier of manganese metal for use in the production of steel, aluminum and electronic components.

For the financial year ended 31 December 2008, Delta reported revenues of £330.8 million, operating profit from continuing operations before exceptional items of £36.7 million and profit after tax from continuing operations before exceptional items of £32.2 million.

For the interim period from 1 January 2009 to 30 June 2009, Delta reported revenues of £167.5 million, operating profit from continuing operations before exceptional items of £23.6 million and profit after tax from continuing operations before exceptional items of £16.6 million.

In Delta’s trading statement of 26 January 2010, Delta reported that the Delta Group’s trading performance during the second half of 2009 remained strong but somewhat below the levels achieved during the first half of the year.  As at 31 December 2009, and after payment of a £6.8 million contribution (inclusive of one half year’s contribution to administrative expenses) to the Delta Pension Scheme, the Delta Group had net cash of more than £140 million.

Trading since 26 January 2010 has been in line with the Delta Board’s expectations.  The markets served by the Delta Group’s products and services remain stable, with some early signs of slight improvement. Input costs are expected to increase during the year and consequently Delta expects trading performance to continue at levels similar to those achieved during the second half of 2009.

Delta’s preliminary results announcement in respect of the year ended 31 December 2009 will be made on 8 March 2010.

6.            Strategic Rationale for the Proposal

The acquisition of Delta represents an opportunity for Valmont to add additional scale outside the United States in Valmont’s core infrastructure markets and to add new growth platforms in strong, fast growing markets. The acquisition of Delta will provide scope for enhanced growth of the Enlarged Group’s structures businesses as a result of a greater range of products and a wider geographical presence than the two standalone groups are currently able to provide.

7.            Background to and reasons for the recommendation

Whilst the prospects for the Delta Group’s core businesses are good, the substantial cost implications of a full pension solution at the current time continue to limit the strategic options for the Delta Group. Delta EMD recently announced a process intended to realise value from its last remaining operation, Delta EMD South Africa, and Delta continues to explore disposal options for its 49 per cent. shareholding in MMC. These disposals, if made, will mark the successful completion of management’s strategy of focusing the Delta Group on its core businesses and markets in Australia, Asia and the US.

The Delta Board, together with its advisers, has carefully evaluated the merits of the Offer against standalone alternatives including retaining the Delta Pension Scheme, completing the disposals of the Manganese Materials interests and continuing for the foreseeable future with the Delta Group in its current form.  Under this scenario, investment in the core businesses would continue, as demonstrated by the new plants commissioned in both China and Australia during 2009. However, even allowing for foreseeable organic investment plans plus some greater success in identifying and delivering add-on acquisitions in our core markets within the Asia Pacific region, it is unlikely that the Delta Group’s net cash can be substantially deployed.

An alternative strategy for Delta, involving the pursuit of investment opportunities on a broader sectoral and geographic front, would represent a material change in the risk profile for existing investors. This would require prior shareholder consultation and necessitate a change in managerial and Board focus.

Any solution for the Delta Pension Scheme remains uncertain in terms of its timing and in the ultimate cost to shareholders. Recent indications are that the cost of buying out the Delta Group’s liabilities in respect of the Delta Pension Scheme would absorb most of the Delta Group’s current cash balances and there is no assurance that this cost will reduce over time.

In assessing the relative merits of these alternatives, the Delta Board, together with its advisers, has taken into account the implicit uncertainties and risks associated with each strategy. In addition, the Delta Board has considered the significant constraint presented by the Delta Pension Scheme on Delta’s ability to return capital to Shareholders.

The Delta Board believes that the Offer represents an attractive cash value and certainty to Delta Shareholders. Accordingly, the Delta Board believes the Offer represents a good opportunity for Delta Shareholders to realise the value of their investment within a short timeframe at a premium to the current market value.

The Delta Board therefore intends unanimously to recommend that Delta Shareholders accept the Offer as the Delta Directors have irrevocably undertaken to do in respect of their own beneficial interests in Delta Shares.

8.            Irrevocable Undertakings

The Offeror has received irrevocable undertakings to accept (or procure acceptances of) the Offer from the Delta Directors in respect of, in aggregate, 362,627 Delta Shares representing approximately 0.24 per cent. of Delta’s issued ordinary share capital.  These undertakings will remain binding in the event of a competing offer being made for Delta and will cease to be binding only if the Offer lapses or is withdrawn.

Further details of these irrevocable undertakings are set out in Appendix 3 to this announcement.

9.            Valmont’s intentions for Delta and Delta’s management and employees

Based on the information presently known to it and subject to the comments below in relation to Delta’s interests in the Manganese Materials businesses, Valmont intends to continue the businesses of Delta, including supporting Delta’s current activities.  Valmont has confirmed to the Delta Board that there are currently no planned major restructurings or changes in location of Delta’s operations and places of business; however, in time it is expected that the responsibilities of the Delta Group’s London head office will transfer to other locations and management team members.  Valmont is aware of the sale process commenced in relation to Delta EMD South Africa and that Delta continues to explore disposal options for its 49 per cent. stake in MMC, and Valmont intends to continue to be supportive of these processes.

If the Offer becomes or is declared unconditional in all respects, Valmont intends that the existing employment rights and terms and conditions, including accrued pension rights, of the Delta Group employees will continue to be safeguarded in accordance with statutory and contractual requirements.

10.                             Delta Share Schemes

The Offer will extend to any Delta Shares unconditionally allotted or issued and fully paid on or prior to the date on which the Offer closes (or, such earlier date as the Offeror may, subject to the Code, decide) pursuant to the exercise of options under any of the Delta Share Schemes or as a result of the vesting of awards pursuant to the Delta Share Schemes.

To the extent that such options or awards have not been exercised or vested, participants in the Delta Share Schemes will be written to separately and appropriate proposals will be made to such participants in due course.  It is currently intended that such proposals will be made once the Offer becomes or is declared unconditional in all respects.

11.                              Financing the Offer

The cash consideration payable by the Offeror under the terms of the Offer will be funded from Valmont’s existing cash resources and from committed debt financing for the Offer to be provided by Credit Suisse Securities (USA) LLC and Banc of America Securities LLC.

Credit Suisse is satisfied that sufficient financial resources are available to the Offeror to satisfy in full the cash consideration payable under the terms of the Offer.

12.                             Disclosure of interests in Delta

As at the close of business on 2 March 2010 (the latest practicable Business Day prior to the date of this announcement), and save for the irrevocable undertakings referred to in paragraph 8 of this announcement, neither the Offeror, nor any of the directors of the Offeror, nor, so far as the Offeror is aware, any person acting in concert (within the meaning of the Code) with the Offeror has any interest in, owns or has owned or controls or has controlled any Delta Shares or any securities convertible or exchangeable into Delta Shares (including pursuant to any short or long exposure, whether conditional or absolute, to changes in the prices of securities) or any rights to subscribe for or purchase the same, or holds or has held any options (including traded options) in respect of, or has or has had any option to acquire, any Delta Shares or has entered into any derivatives referenced to Delta Shares (“Relevant Shares”) which remain outstanding, nor does any such person have or has any such person had any arrangement in relation to Relevant Shares.  An “arrangement” for these purposes also includes any indemnity or option arrangement, or any agreement or understanding, formal or informal, of whatever nature, relating to Relevant Shares which may be an inducement to deal or refrain from dealing in such securities, or any borrowing or lending of Relevant Shares that have not been on-lent or sold.

13.                             Inducement fee and other arrangements

Inducement fee

Delta and Valmont have entered into an agreement under which Delta has agreed to pay Valmont an amount equal to one per cent. of the value of Delta calculated by reference to the Offer Price and the fully diluted ordinary share capital of Delta in accordance with Rule 21.2 of the Code (inclusive, in certain circumstances, of VAT if applicable) in the event that:

•                  the Delta Directors fail to recommend unanimously and on an unqualified basis in the Offer Document that Delta Shareholders accept the Offer and the Offer is made but lapses or is withdrawn, or

•                  the Delta Directors withdraw or adversely modify the terms of their recommendation of the Offer, or recommend a Competing Proposal or agree or resolve to take any such action and, in any such case, the Offer lapses or is withdrawn; or

•                  one or more Competing Proposals are formally announced and one of such Competing Proposals subsequently becomes or is declared unconditional in all respects or is completed.

Nothing in such agreement obliges Delta to pay any amount which the Panel determines would not be permitted by Rule 21.2 of the Code.

Delta has further agreed that it will not agree to pay any form of inducement fee, break fee or similar fee in relation to any Competing Proposal.

Non-solicitation and Competing Proposals

Delta has undertaken to Valmont, amongst other things, that it will not solicit, facilitate, encourage or otherwise seek to procure any Competing Proposal.  In addition, Delta has agreed not to disclose information to any third party in connection with a possible Competing Proposal except in certain limited circumstances. In circumstances where Delta does disclose information to a third party, it has agreed to make available to Valmont any such information not already provided to Valmont.

Delta has agreed to notify Valmont promptly of any approach made to Delta, or announcement in relation to a Competing Proposal or any request for information received under Rule 20.2 of the Code or otherwise, and to provide Valmont with the details of the terms of such Competing Proposal.  Delta has also agreed not to take certain actions (including any change or withdrawal of the recommendation of the Offer) with respect to any Competing Proposal or in relation to the Offer for a period of 48 hours from the time it notifies Valmont of the approach or announcement.

No payment of final dividend

Delta has agreed that it will not declare, pay or make any dividend (including, without limitation, in respect of the year ended 31 December 2009) or other distribution, whether payable in cash or otherwise in relation to the ordinary share capital of Delta before the Offer closes or, if earlier, the time at which the Offer lapses or is withdrawn.

14.                             Conditionality of the Offer

The Offer will be subject to the Conditions and the further terms set out in Appendix 1 and the terms and conditions to be set out in the Offer Documentation when issued.  The Offer will be conditional upon, amongst other things:

•                  the Offeror receiving valid acceptances of the Offer in respect of not less than 90 per cent. of the Delta Shares to which the Offer relates (or such lower percentage as the Offeror may decide provided that such Condition will not be satisfied unless the Offeror and/or any other members of the Valmont Group have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, Delta Shares carrying in aggregate more than 50 per cent. of the voting rights then normally exercisable at general meetings of Delta);

•                  all filings having been made and all or any appropriate waiting periods under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the rules and regulations thereunder having expired, lapsed or been terminated as appropriate, in each case in respect of the proposed acquisition of any Delta Shares or control of Delta by the Offeror or any member of the Valmont Group; and

•                  the Australian Competition and Consumer Commission advising the Offeror in writing, in terms satisfactory to the Offeror, that it does not propose to intervene in or seek to prevent the proposed acquisition pursuant to s.50 of the Trade Practices Act 1974 (Cth).

Valmont believes that no material anti-trust or regulatory issues are likely to arise in relation to the Offer.

Valmont has agreed with Credit Suisse Securities (USA) LLC and Banc of America Securities LLC, under the terms of the credit agreement described in paragraph 11 above, that it will not, without their consent, (i) waive or modify the US competition Condition described above, or (ii) except as required to do so under the Code, by the Panel or by law, waive, amend or vary any Condition in any material respect to the extent that such action would be materially adverse to the lenders under the credit agreement.

15.                             Overseas Delta Shareholders

The distribution of this announcement to, and the availability of the Offer to, persons who are not resident in the United Kingdom or the United States may be affected by the laws of their relevant jurisdiction.  Such persons should inform themselves of and observe any applicable legal or regulatory requirements of their jurisdiction.  Further details in relation to overseas Delta Shareholders will be contained in the Offer Documentation.

16.                             Withdrawal rights

Delta Shareholders will have the ability to withdraw their acceptances only in limited circumstances to the extent permitted by applicable law and the Code, as will be described in more detail in the Offer Documentation.

17.                             Compulsory acquisition, delisting and cancellation of trading

If the Offeror receives acceptances of the Offer in respect of, or otherwise acquires, 90 per cent. or more of the Delta Shares to which the Offer relates and assuming all other Conditions of the Offer have been satisfied or waived (if they are capable of being waived), the Offeror intends to exercise its rights pursuant to the provisions of sections 979 to 991 (inclusive) of the Companies Act to acquire compulsorily the remaining Delta Shares to which the Offer relates on the same terms as the Offer.

If the Offer becomes or is declared unconditional in all respects and the Offeror receives acceptances of the Offer which result in the Offeror and/or any other members of the Valmont Group holding Delta Shares carrying in aggregate more than 75 per cent. of the total number of Delta Shares, Valmont intends to procure that Delta applies to the UK Listing Authority for the cancellation of listing of Delta Shares on the Official List and to the London Stock Exchange for the cancellation of admission to trading of Delta Shares on its main market for listed securities.  It is anticipated that the cancellation of listing on the Official List and cancellation of trading on the London Stock Exchange will take effect no earlier than 20 Business Days after the date on which the Offeror has, by virtue of its shareholdings and acceptances of the Offer, acquired or agreed to acquire Delta Shares carrying 75 per cent. of the voting rights attaching to the issued ordinary share capital of Delta.  Such cancellation and delisting will significantly reduce the liquidity and marketability of any Delta Shares not assented to the Offer.

Following such cancellation and delisting, Valmont intends to procure that Delta re-registers from a public limited company to a private limited company.

18.                             General

This announcement does not constitute an offer to purchase or an invitation to sell any Delta Shares and any response to the Offer should be made only on the basis of the information contained in the Offer Documentation.

The Offer Documentation will be posted (other than to persons resident in a Restricted Jurisdiction) as soon as reasonably practicable after, and in any event within 28 days of, the date of this announcement (unless agreed otherwise with the Panel).

The Offer will be governed by English law and will be subject to the jurisdiction of the English courts. The Offer will be subject to the applicable requirements of the Code.

A copy of this announcement is and will be available free of charge, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, for inspection on Valmont’s website at www.valmont.com  and Delta’s website at www.deltaplc.com during the course of the Offer.

Appendix 2 contains definitions of certain terms used in this announcement.  Details of the sources and bases of certain information set out in this announcement are included in Appendix 3.

Enquiries

Valmont
Valmont Investor Relations and Media Relations (Jeff Laudin)	+1 402 963 1158

Credit Suisse (financial adviser to Valmont and the Offeror)
William Mansfield	+44 (0)20 7888 8888
Angus Dickson

Delta
Todd Atkinson, Chief Executive	+44 (0)20 7842 6050
Jon Kempster, Finance Director

Rothschild (financial adviser to Delta)
Stuart Vincent	+44 (0)20 7280 5000
Anselm Frost

Arbuthnot Securities (broker to Delta)
James Steel	+44 (0)20 7012 2000
Andrew Fairclough

This announcement does not constitute or form part of any offer or invitation to sell or purchase any securities or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, pursuant to the Offer or otherwise.  The Offer will be made solely by the Offer Documentation which will contain the full terms and conditions of the Offer, including details of how the Offer may be accepted.  Please carefully read the Offer Documentation in its entirety before making a decision with respect to the Offer.

Credit Suisse, which is authorised and regulated by the Financial Services Authority, is acting for Valmont and the Offeror and for no one else in connection with the matters referred to in this announcement and will not be responsible to anyone other than Valmont and the Offeror for providing the protections afforded to clients of Credit Suisse or for providing advice in relation to this matter, the content of this announcement or any matter referred to herein.  Neither Credit Suisse nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse in connection with this announcement, any statement contained herein or otherwise.

The Offer shall be made solely by the Offeror and neither Credit Suisse nor any of its respective affiliates are making the Offer.

Rothschild, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting for Delta as financial adviser in relation to the Offer and is not acting for or advising any other person and accordingly will not be responsible to any person other than Delta for providing the protections afforded to the customers of Rothschild or for providing advice in relation to the contents of this announcement or any offer or arrangements referred to herein or in the Offer Documentation.  Neither Rothschild nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a customer of Rothschild in connection with this announcement, any statement contained herein or otherwise.

Notice to US holders of Delta Shares

The Offer is for the securities of a corporation organised under the laws of England and is subject to the procedure and disclosure requirements of the United Kingdom, which are different from those of the United States. The Offer is being made in the United States pursuant to Section 14(e) of, and Regulation 14E under, the US Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the exemptions provided by Rule 14d-1(d) under the Exchange Act and otherwise in accordance with the requirements of the Code.  Accordingly, the Offer is subject to disclosure and other procedural requirements, including with respect to withdrawal rights, the offer timetable, settlement procedures and timing of payments that are different from those applicable under US domestic tender offer procedures and laws.

It may be difficult for US holders of Delta Shares and other securities to enforce their rights and any claim arising out of the US federal securities laws, since the Offeror and Delta are located outside of the United States, and some or all of their officers and directors may be resident outside of the United States. US holders of Delta securities may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the US securities laws. Further, it may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgment.

To the extent permitted by applicable law, in accordance with, and to the extent permitted by, the Code and normal UK market practice and Rule 14e-5 under the Exchange Act, the Offeror or its nominees or brokers (acting as agents) or their respective affiliates may from time to time make certain purchases of, or arrangements to purchase, Delta Shares, other than pursuant to the Offer, before or during the period in which the Offer remains open for acceptance.  These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices.  Such purchases, or arrangements to purchase, will comply with all applicable UK rules, including the Code and the rules of the London Stock Exchange, and Rule 14e-5 under the Exchange Act to the extent applicable.  In addition, in accordance with, and to the extent permitted by, the Code, normal UK market practice and Rule 14e-5 under the Exchange Act, Credit Suisse and its affiliates will continue to act as exempt principal traders in Delta Shares on the London Stock Exchange and engage in certain other purchasing activities consistent with their respective normal and usual practice and applicable law, including Rule 14e-5 under the Exchange Act.  Any information about such purchases will be disclosed on a next day basis to the Panel on Takeovers and Mergers and will be available from any Regulatory Information Service including the Regulatory News Service on the London Stock Exchange website, www.londonstockexchange.com.

Notice to Overseas Delta Shareholders

The distribution of this document in jurisdictions other than the United Kingdom or the United States may be restricted by the laws of those jurisdictions and therefore persons into whose possession this document comes should inform themselves about and observe any such restrictions. Failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction.

Unless otherwise determined by the Offeror, the Offer is not being, and will not be, made, directly or indirectly, in or into or by the use of the mails of, or by any other means (including, without limitation, electronic mail, facsimile transmission, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce of, or any facility of a national securities exchange of any Restricted Jurisdiction (as defined herein) and will not be capable of acceptance by any such use, means or facility or from within any such Restricted Jurisdiction.  Accordingly, unless otherwise determined by the Offeror, copies of this announcement and any documentation relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send any such documents in or into or from any such Restricted Jurisdiction, as doing so may invalidate any purported acceptance of the Offer.  Any person (including, without limitation, custodians, nominees and trustees) who would, or otherwise intends to, or who may have a contractual or legal obligation to, forward this announcement and/or the Offer Documentation and/or any other related document to any jurisdiction outside the United Kingdom or the United States should inform themselves of, and observe, any applicable legal or regulatory requirements of any relevant jurisdiction.  Neither the US Securities and Exchange Commission (the “SEC”) nor any US state securities commission has approved or disapproved this Offer or passed upon the adequacy or completeness of this document or the Offer Documentation.  Any representation to the contrary is a criminal offence.

This announcement has been prepared for the purposes of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws and regulations of any jurisdiction outside of England.

Forward-Looking Statements

This announcement, including information included in this announcement, contains “forward-looking statements” concerning Valmont and the Valmont Group and Delta and the Delta Group that are subject to risks and uncertainties.  Information in this announcement relating to Delta has been compiled from published sources.  Generally, the words “will”, “may”, “should”, “continue”, “believes”, “expects”, “intends”, “anticipates” or similar expressions identify forward-looking statements.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.  Many of these risks and uncertainties relate to factors that are beyond the companies’ ability to control or estimate precisely, such as future market conditions, changes in regulatory environment and the behaviour of other market participants.  Neither Valmont nor the Offeror nor Delta can give any assurance that such forward-looking statements will prove to have been correct.  The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Neither

Valmont nor the Offeror nor Delta undertakes any obligation to update or revise publicly any of the forward-looking statements set out herein, whether as a result of new information, future events or otherwise, except to the extent legally required.

Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of any member of the Valmont Group, the Delta Group or the Enlarged Group following completion of the Offer unless otherwise stated.

Dealing Disclosure Requirements

Under the provisions of Rule 8.3 of the Code, if any person is, or becomes, “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of Delta, all “dealings” in any “relevant securities” of that company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 pm on the Business Day following the date of the relevant transaction. This requirement will continue until the date on which the Offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Delta, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the Code, all “dealings” in “relevant securities” of Delta by Valmont or Delta, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon on the Business Day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks in this section (Dealing Disclosure Requirements) are defined in the Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Panel.

Publication on websites

A copy of this announcement is and will be available free of charge, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, for inspection on Valmont’s website at www.valmont.com and on the Delta website at www.deltaplc.com during the course of the Offer.

Rule 2.10 Disclosure

In accordance with Rule 2.10 of the Code, Delta confirms that on 3 March 2010 it had 153,763,755 ordinary shares in issue all with equal voting rights. The total number of voting rights in Delta is therefore 153,763,755. The International Securities Identification Number for the Delta ordinary shares is GB0002615069.

APPENDIX 1

CONDITIONS AND CERTAIN FURTHER TERMS OF THE OFFER

1.                          Conditions of the Offer

The Offer will be subject to the following Conditions (as amended if appropriate):

(A)                     valid acceptances being received (and not, where permitted, withdrawn) by not later than 1.00 p.m. (London time) on the first closing date of the Offer (or such later time(s) and/or date(s) as the Offeror may, with the consent of the Panel or in accordance with the Code, decide) in respect of not less than 90 per cent. (or such lower percentage as the Offeror may decide) (1) in nominal value of the Delta Shares to which the Offer relates, and (2) of the voting rights attached to those shares, provided that this condition shall not be satisfied unless the Offeror and/or any other members of the Wider Valmont Group shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, Delta Shares carrying in aggregate more than 50 per cent. of the voting rights then normally exercisable at general meetings of Delta. For the purposes of this Condition:

(i)                           shares which have been unconditionally allotted but not issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise, shall be deemed to carry the voting rights they will carry on being entered into the register of members of Delta;

(ii)                        the expression “Delta Shares to which the Offer relates” shall be construed in accordance with Part 28 of the Companies Act; and

(iii)                     Delta Shares that cease to be held in treasury before the Offer becomes or is declared unconditional as to acceptances are Delta Shares to which the Offer relates;

(B)                    (i)                         all filings having been made and all or any appropriate waiting periods under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the rules and regulations thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the proposed acquisition of any Delta Shares or control of Delta by the Offeror or any member of the Valmont Group; and

                                     (ii)                      the Australian Competition and Consumer Commission advising the Offeror in writing, in terms satisfactory to the Offeror, that:

(a)                         it does not propose to intervene in or seek to prevent the proposed acquisition of Delta by the Offeror pursuant to section 50 of the Trade Practices Act 1974 (Cth); or

(b)                         it does not, subject to the provision of undertakings, intend to intervene in or seek to oppose the proposed acquisition of Delta by the Offeror pursuant to section 50 of the Trade Practices Act 1974 (Cth), and those undertakings are reasonably acceptable to the Offeror;

(C)                              save as disclosed in Delta’s annual report and accounts for the financial year ended 31 December 2008 or in Delta’s interim report for the half year ended 30 June 2009 or as publicly announced by Delta in accordance with the Listing Rules or the Disclosure Rules and Transparency Rules and/or on a Regulatory Information Service prior to the date of this announcement or as otherwise fairly disclosed to Valmont or its advisers by or on behalf of Delta in writing prior to the date of this announcement, there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Delta Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, which, in consequence of the Offer or the proposed acquisition of any shares or other securities in Delta or because of a change in the control or management of Delta or otherwise, could or might result in (to an extent which is material in the context of the Wider Delta Group taken as a whole):

(i)                                    any moneys borrowed by or any other indebtedness (actual or contingent) of, or grant available to, any such member being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow moneys or incur any indebtedness pursuant to facilities which are available to such member as at the date of this announcement being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)                                 any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or adversely modified or adversely affected or any obligation or liability arising or any adverse action being taken or arising thereunder, in any case, otherwise than in the ordinary course of business;

(iii)                              any assets or interests of any such member being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged;

(iv)                               the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member;

(v)                                  the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or adversely affected;

(vi)                               the financial or trading position or prospects of any such member being prejudiced or adversely affected;

(vii)                            any such member ceasing to be able to carry on business under any name under which it presently does so; or

(viii)                         the creation of any liability, actual or contingent, by any such member,

and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider

Delta Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (viii) of this Condition;

(D)                              no government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution or any other similar body or person whatsoever in any jurisdiction (each a “Third Party”) having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or enacted, made or proposed any statute, regulation, decision or order, or having taken any other steps which would or might be expected to:

(i)                                   require, prevent or delay the divestiture, or alter the terms envisaged for any proposed divestiture by any member of the Wider Valmont Group or any member of the Wider Delta Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof in a manner or to an extent which is material in the context of the Wider Valmont Group or the Wider Delta Group, respectively, taken as a whole;

(ii)                                require, prevent or materially delay the divestiture by any member of the Wider Valmont Group of any shares or other securities in Delta;

(iii)                             impose any limitation on, or result in a delay in, the ability of any member of the Wider Valmont Group directly or indirectly to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider Delta Group or the Wider Valmont Group or to exercise management control over any such member thereof in a manner or to an extent which is material in the context of the Wider Valmont Group or the Wider Delta Group, respectively, taken as a whole;

(iv)                              otherwise adversely affect the business, assets, profits or prospects of any member of the Wider Valmont Group or of any member of the Wider Delta Group in a manner or to an extent which is material in the context of the Wider Valmont Group or the Wider Delta Group, respectively, taken as a whole;

(v)                                 make the Offer or its implementation or the acquisition or proposed acquisition by the Offeror or any member of the Wider Valmont Group of any shares or other securities in, or control of, Delta void, illegal, and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, delay or otherwise interfere with the same, or impose additional conditions or obligations with respect thereto, or otherwise challenge or interfere therewith;

(vi)                              except in connection with the Offer, require any member of the Wider Valmont Group or the Wider Delta Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider Delta Group or the Wider Valmont Group owned by any third party;

(vii)                          impose any material limitation on the ability of any member of the Wider Valmont Group or the Wider Delta Group to integrate or co-ordinate its business, or any part of it, with the businesses of any other members of the Wider Delta Group or the Wider Valmont Group respectively; or

(viii)                       result in any member of the Wider Delta Group ceasing to be able to carry on business under any name under which it presently does so,

and all applicable waiting and other time periods during which any such Third Party could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Offer or the acquisition or proposed acquisition of any Delta Shares having expired, lapsed or been terminated;

(E)                              all necessary filings or applications having been made in connection with the Offer and all statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Offer or the acquisition by any member of the Wider Valmont Group of any shares or other securities in, or control of, Delta and all authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions, waiver of pre-emption rights and approvals (“Authorisations”) necessary or reasonably deemed appropriate by the Offeror or Valmont for or in respect of the Offer or the proposed acquisition of any shares or other securities in, or control of, Delta by any member of the Wider Valmont Group having been obtained from all appropriate Third Parties or persons with whom any member of the Wider Delta Group has entered into contractual arrangements and all such Authorisations, together with all material Authorisations necessary or appropriate to permit or enable any member of the Wider Delta Group to carry on its business remaining in full force and effect in such case where the absence of such authorisation could have a material adverse effect on the Wider Delta Group taken as a whole, and all filings necessary for such purpose having been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Offer becomes otherwise unconditional;

(F)                               except as disclosed in Delta’s interim report for the half year ended 30 June 2009 or publicly announced by Delta in accordance with the Listing Rules or the Disclosure Rules and Transparency Rules and/or on a Regulatory Information Service prior to the date of this announcement or as otherwise fairly disclosed to Valmont or its advisers by or on behalf of Delta in writing prior to the date of this announcement, no member of the Wider Delta Group having, since 30 June 2009:

(i)                                  save as between Delta and wholly owned subsidiaries of Delta or between subsidiaries (directly or indirectly) wholly-owned by Delta or for Delta Shares issued pursuant to the exercise of options granted under the Delta Share Schemes, issued, authorised or proposed the issue of additional shares of any class;

(ii)                               save as between Delta and wholly owned subsidiaries of Delta or between subsidiaries (directly or indirectly) wholly-owned by Delta or for the grant of options under the Delta Share Schemes in the ordinary course, issued or agreed to issue, authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;

(iii)                             other than to another member of the Delta Group and save in the case of Delta EMD, MMC and Donhad Pty Ltd and dividend payments in accordance with the rights attaching to the Delta Preference Shares, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise;

(iv)                             save for intra-Delta Group transactions between subsidiaries (directly or indirectly) wholly-owned by Delta, merged with or demerged from any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business;

(v)                                save for intra-Delta Group transactions between subsidiaries (directly or indirectly) wholly-owned by Delta, made or authorised or proposed or announced an intention to propose any change in its loan capital;

(vi)                             issued, authorised or proposed the issue of any debentures or other debt securities or, save in the ordinary course of business, incurred or increased any indebtedness or become subject to any material contingent liability;

(vii)                           purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save in respect to the matters mentioned in sub-paragraph (i) above, made any other change to any part of its share capital;

(viii)                       implemented, or authorised, proposed or announced its intention to implement, any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business;

(ix)                            entered into or materially changed the terms of any contract with any director or senior executive of a member of the Delta Group;

(x)                               entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction or commitment (whether in respect of capital expenditure or otherwise) which is outside of the ordinary course of business and of a long term, onerous or unusual nature or magnitude or which is or could be materially restrictive on the businesses of any member of the Wider Delta Group or the Wider Valmont Group or which involves or could involve an obligation of such a nature or magnitude;

(xi)                            (other than in respect of a member which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed;

(xii)                        entered into any contract, transaction or arrangement which would be materially restrictive on the business of any member of the Wider Delta Group or the Wider Valmont Group other than to a nature and extent which is normal in the context of the business concerned;

(xiii)                      waived or compromised any claim otherwise than of an immaterial amount in the ordinary course of business;

(xiv)                       otherwise than in the ordinary course of business, entered into any contract, commitment, arrangement or agreement or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition;

(xv)                          having made or agreed or consented to any change to:

(a)                                the terms of the trust deeds constituting the pension scheme(s) established by any member of the Wider Delta Group for its directors, employees or their dependents;

(b)                              the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder;

(c)                                the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or

(d)                              the terms or basis upon which the liabilities (including pensions) of such pension schemes are funded, valued or met (including, without limitation, any changes which relate to or result from any purchase of a bulk annuity or longevity or financial hedging instrument in respect of some or all of those liabilities); or

(xvi)                       proposed, agreed to provide or modified the terms of any Delta Share Scheme or other incentive scheme relating to the employment or termination of employment of any person employed by the Delta Group;

(G)                             except as disclosed in Delta’s interim report for the half year ended 30 June 2009 or publicly announced by Delta in accordance with the Listing Rules or the Disclosure Rules and Transparency Rules and/or on a Regulatory Information Service prior to the date of this announcement or as otherwise fairly disclosed to Valmont or its advisers by or on behalf of Delta in writing prior to the date of this announcement, since 30 June 2009:

(i)                                   no adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Wider Delta Group which is material in the context of the Wider Delta Group taken as a whole;

(ii)                                no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider Delta Group is or may become a party (whether as a plaintiff, defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the Wider Delta Group having been instituted announced or threatened or remaining outstanding in respect of any member of the Wider Delta Group which, in any such case, could reasonably be expected to have a material adverse effect on the Wider Delta Group taken as a whole;

(iii)                             no contingent or other liability having arisen or become apparent to the Offeror which, in any such case, could reasonably be expected to have a material adverse effect on the Wider Delta Group taken as a whole; and

(iv)                             no steps having been taken which will or might reasonably be expected to result in the withdrawal, cancellation, termination or material adverse modification of any licence held by any member of the Wider Delta Group which is necessary for the proper carrying on of its business;

(H)                              the Offeror not having discovered:

(i)                                    that any financial, business or other information concerning the Wider Delta Group as contained in the information publicly disclosed (and not publicly corrected) by means of an announcement on a Regulatory Information Service at any time by or on behalf of any member of the Wider Delta Group prior to the date of this announcement is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make that information not misleading;

(ii)                                 that any member of the Wider Delta Group or a partnership, company or other entity in which any member of the Wider Delta Group has a significant economic interest and which is not a subsidiary undertaking of Delta is subject to any material liability (contingent or otherwise) which is not disclosed in the annual report and accounts of Delta for the year ended 31 December 2008 or Delta’s interim report for the half year ended 30 June 2009; or

(iii)                              any information which materially and adversely affects the import of any information disclosed to Valmont at any time by or on behalf of any member of the Wider Delta Group; and

(I)                                   except as disclosed in Delta’s annual report and accounts for the financial year ended 31 December 2008 or in Delta’s interim report for the half year ended 30 June 2009 or as publicly announced by Delta in accordance with the Listing Rules or the Disclosure Rules and Transparency Rules and/or on a Regulatory Information Service prior to the date of this announcement or as otherwise fairly disclosed to Valmont or its advisers by or on behalf of Delta in writing prior to the date of this announcement,  the Offeror not having discovered that (to an extent which is material in the context of the Wider Delta Group taken as a whole):

(i)                                    any past or present member of the Wider Delta Group has failed to comply with any and/or all applicable legislation or regulation, of any jurisdiction with regard to the disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters, or that there has otherwise been any such disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which disposal, spillage, release, discharge, leak or emission would be likely to give rise to any liability (actual or contingent) on the part of any member of the Wider Delta Group; or

(ii)                                 there is, or is likely to be, for that or any other reason whatsoever, any liability (actual or contingent) of any past or present member of the Wider Delta Group to make good, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Wider Delta Group, under any environmental legislation, regulation, notice, circular or order of any government, governmental, quasi-governmental, state or local government, supranational, statutory or other regulatory body, agency, court, association or any other person or body in any jurisdiction.

2.                                    Certain further terms of the Offer

(A)                              The Offeror reserves the right to waive, in whole or in part, all or any of the Conditions  above, except for Condition 1(A).

(B)                              Conditions 1(B) to 1(I) (inclusive) must be fulfilled, or waived, by midnight on the 21st day after the later of the first closing date of the Offer and the date on which Condition 1(A) is fulfilled (or in each such case such later date as the Offeror may, with the consent of the Panel, decide).  The Offeror shall be under no obligation to waive or treat as satisfied any of Conditions 1(B) to 1(I) (inclusive) by a date earlier than the latest date specified above for the satisfaction thereof, notwithstanding that the other Conditions of the offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

(C)                              If the Offeror is required by the Panel to make an offer for Delta Shares under the provisions of Rule 9 of the Code, the Offeror may make such alterations to any of the above Conditions as are necessary to comply with the provisions of that Rule.

(D)                             Delta Shares acquired under the Offer will be acquired fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of this announcement.  Accordingly, insofar as a dividend and/or a distribution and/or a return of capital is proposed, declared, made, paid or becomes payable by Delta in respect of a Delta Share on or after the date of this announcement and prior to the Offer becoming or being declared unconditional in all respects or lapsing of being withdrawn, the price payable under the Offer in respect of a Delta Share will be reduced by the amount of the dividend and/or distribution and/or return of capital except insofar as the Delta Share is or will be transferred pursuant to the Offer on a basis which entitles the Offeror alone to receive the dividend and/or distribution and/or return of capital and to retain it. To the extent that a reduction in the price payable pursuant to the Offer in respect of a Delta Share is to apply in respect of a dividend and/or distribution and/or return of capital but that reduction in price has not been effected, the person to whom the Offer Price is paid in respect of that Delta Share will be obliged to account to the Offeror for the amount of such dividend or distribution or return of capital.

(E)                              The Offeror reserves the right, with the agreement of the Delta Board and the Panel (if required), to elect to implement the Offer by way of scheme(s) of arrangement pursuant to Part 26 of the Companies Act.  In such event, such offer will be implemented on the same terms (subject to appropriate amendments as may be required by law or regulation), so far as applicable, as those that would apply to the Offer.  In particular, Condition 1(A) will not apply and the Scheme will become effective and binding following:

(i)                             approval of the Scheme at the court meeting (or any adjournment thereof) by a majority of the Delta Shareholders present and voting either in person or by proxy representing 75 per cent. or more in value of Delta Shareholders;

(ii)                          the resolutions required to approve and implement the Scheme being those set out in the notice of general meeting of the Delta Shareholders being passed by the requisite majority at such general meeting; and

(iii)                       the sanction of the Scheme and confirmation of any associated reduction of capital by the Court (in each case with or without modification, and any such modification to be on terms reasonably acceptable to Delta and the Offeror) and an office copy of the order of the Court sanctioning the Scheme and confirming the cancellation of share capital which forms part of it being delivered for registration to the Registrar of Companies and being registered by him.

(F)                               If the Offer lapses it will cease to be capable of further acceptance. Delta Shareholders who have accepted the Offer and the Offeror shall then cease to be bound by acceptances delivered on or before the date on which the Offer lapses.

(G)                             The availability of the Offer to persons not resident in the United Kingdom or in the United States may be affected by the laws of the relevant jurisdictions.  Persons who are not resident in the United Kingdom or in the United States should inform themselves about and observe any applicable requirements.

(H)                            The Offer will not be made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone, internet or e-mail) of interstate or foreign commerce of, or of any facility of a national securities exchange of, any Restricted Jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facility or from within any Restricted Jurisdiction.

(I)                                   The Offer will be on the terms and will be subject to the Conditions set out in paragraph 1 above, those terms which will be set out in the Offer Documentation and such further terms as may be required to comply with the Listing Rules and the provisions of the Code.  This announcement does not constitute an offer or invitation to purchase Delta Shares or any other securities.

(J)                                 The Offer will be governed by English law and be subject to the jurisdiction of the English courts and to the Conditions set out below and in the formal Offer Documentation (including any applicable Form of Acceptance).  The Offer will comply with the applicable rules and regulations of the Financial Services Authority and the London Stock Exchange and the Code.

(K)                              If:

(i)                             the Offeror waives, in whole or in part, all or any of the Conditions above (excluding Condition 1(A)), as set out in paragraph 2(A) above;

(ii)                          the Offeror is required by the Panel to make an offer for Delta Shares under the provisions of Rule 9 of the Code, and the Offeror alters any of the above Conditions as necessary to comply with the provisions of that Rule; or

(iii)                       the price payable under the Offer in respect of a Delta Share is reduced by the amount of a dividend and/or a distribution and/or a return of capital (where the Delta Share is or will not be transferred pursuant to the Offer on a basis which entitles the Offeror alone to receive the dividend and/or distribution and/or return of capital and to retain it), as set out in paragraph 2(D)above, the Offeror will extend the Offer Period and take such further action as required by the Panel, the Code or other applicable law.

(L)                                The Offer will lapse (unless otherwise agreed by the Panel) if it is referred to:

(i)                             the Competition Commission;

(ii)                          a serious doubts investigation under Article 6(1)(c) of Council Regulation (EC) 139/2004; or

(iii)                       the Competition Commission following a reference back by the European Commission to a competent authority in the United Kingdom under Article 9 of Council Regulation (EC) 139/2004, before 1.00 p.m. on the first closing date of the Offer or the date on which the Offer becomes or is declared unconditional as to acceptances, whichever is the later.

APPENDIX 2

Definitions

The following definitions apply throughout this announcement, unless otherwise stated or the context otherwise requires:

“Business Day”	any day, other than a Saturday, Sunday or public or bank holiday, on which banks are generally open for business in the City of London;

“Canada”	Canada, its provinces and territories and all areas subject to its jurisdiction and any political sub-division thereof;

“Code”	the City Code on Takeovers and Mergers;

“Companies Act”	the Companies Act 2006 (as amended);

“Competing Proposal”

means an offer, possible offer, proposal, tender offer, scheme of arrangement, possible scheme of arrangement, recapitalisation or other actual or possible transaction in respect of all of the issued or to be issued Delta Shares or of such number of Delta Shares which could trigger a requirement to make a mandatory offer for any Delta Shares under Rule 9 of the Code, or, (save in respect of the sale by Delta of its interests in Delta EMD, Delta EMD Limited, MMC and Donhad Pty Limited), any proposed arrangement or actual or possible transaction which involves or contemplates the transfer of the whole or a material part of the undertaking, business or assets of Delta or which is inconsistent with the consummation of the Offer or the satisfaction of any Condition;

“Conditions”	the conditions to the Offer which are set out in paragraph 1 of Appendix 1 to this announcement;

“Credit Suisse”	Credit Suisse Securities (Europe) Limited;

“Delta”	Delta plc, a company registered under the Companies Act (registered under number 26077, with registered office at Bridewell Gate, 9 Bridewell Place, London EC4V 6AW);

“Delta Directors” or “Delta Board”	the directors of Delta as at the date of this announcement;

“Delta EMD”	Delta EMD (Pty) Limited, a company listed on the Johannesburg Stock Exchange in which Delta currently indirectly holds a 56.4 per cent. stake;

“Delta Group”	Delta and each of its subsidiaries and subsidiary undertakings from time to time;

“Delta Pension Scheme”	Delta’s defined benefit scheme for qualifying employees in the United Kingdom;

“Delta Preference Shares”	the 6 per cent. cumulative first preference shares of £1 each and the 4.5 per cent. cumulative second preference shares of £1 each of Delta;

“Delta Shareholders”	the holders of Delta Shares, from time to time;

“Delta Shares”

the existing unconditionally allotted or issued and fully paid (or credited as fully paid) ordinary shares of 25 pence each in the capital of Delta and any further such shares which are unconditionally allotted or issued on or prior to the date on which the Offer closes or, subject to the provisions of the Code, such earlier date or dates as the Offeror may decide, but excluding in both cases any such shares held or which become held in treasury;

“Delta Share Schemes”

the 1999 Delta Executive Share Option Scheme, the Deferred Bonus Plan 2006, the Performance Share Plan, the Share Award Agreement for the Delta Chief Executive, the Save As You Earn and International Save As You Earn share option schemes and any other arrangements for involving the employees of Delta and/or members of the Delta Group in the ordinary share capital of Delta;

“Disclosure Rules and Transparency Rules”

the rules and regulations made by the Financial Services Authority in its capacity as the UK Listing Authority under the Financial Services and Markets Act 2000, and contained in the UK Listing Authority’s publication of the same name;

“Enlarged Group”	the combined Valmont Group and Delta Group from the date on which the Offer becomes or is declared wholly unconditional;

“Exchange Act”	the United States Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Form of Acceptance”	the form of acceptance, and authority, relating to the Offer which will accompany the Offer Document;

“Japan”	Japan, its provinces and territories and all areas subject to its jurisdiction and any political sub-division thereof;

“Johannesburg Stock Exchange”	the exchange, licensed under the South African Security Services Act, operated by JSE Limited;

“Listing Rules”

the rules and regulations made by the Financial Services Authority in its capacity as the UK Listing Authority under the Financial Services and Markets Act 2000, and contained in the UK Listing Authority’s publication of the same name;

“London Stock Exchange”	London Stock Exchange plc;

“MMC”	Manganese Metal Company (Pty) Limited, a company registered in South Africa in which Delta currently holds a 49 per cent. shareholding;

“Offer”

the recommended cash offer to be made by the Offeror to acquire all the Delta Shares on the terms and conditions set out in this announcement and on and subject to the full terms and conditions to be set out in the Offer Documentation and, where the context so requires, any subsequent revision, variation, extension or renewal thereof;

“Offer Document”

the document to be posted to Delta Shareholders and others following the date of this announcement containing, amongst other things, the terms and conditions of the Offer and certain information about Delta, the Delta Group, the Offeror and the Valmont Group;

“Offer Documentation”	the Offer Document and the accompanying Form of Acceptance to be posted to Delta Shareholders and others following the date of this announcement;

“Offeror”

Valmont Group Pty Ltd, a proprietary company limited by shares incorporated in Queensland, Australia with registered number ACN 142 189 295 and registered address 123 Cobalt Street, Carole Park Queensland, 4300 Australia;

“Offer Period”	the period commencing on (and including) the date of this announcement and ending on the date on which the Offer becomes or is declared unconditional as to acceptances or lapses;

“Offer Price”	185 pence per Delta Share;

“Official List”	the Official List of the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 (as amended);

“Panel”	the Panel on Takeovers and Mergers;

“pounds sterling”, “£” or “pence” or “p”	the lawful currency of the United Kingdom;

“Regulatory Information Service”	any of the services set out in Appendix 3 to the Listing Rules;

“Restricted Jurisdiction”

Canada, Japan and any other jurisdiction where the relevant action would constitute a violation of the relevant laws and regulations of such jurisdiction or would result in a requirement to comply with any governmental or other consent or any registration, filing or other formality which the Offeror regards as unduly onerous;

“Rothschild”	N M Rothschild & Sons Limited;

“Scheme”

a scheme of arrangement under Part 26 of the Companies Act between Delta and the Delta Shareholders (should the Offeror elect to make the Offer by way of a scheme of arrangement (as that term is defined in the Companies Act));

“United Kingdom” or “UK”	the United Kingdom of Great Britain and Northern Ireland;

“United States” or “US”	the United States of America, its territories and possessions, any state of the United States of America, the District of Columbia and all other areas subject to its jurisdiction;

“USD”	US dollars, the lawful currency of the United States;

“Valmont”

Valmont Industries, Inc., a company incorporated in the United States in the state of Delaware whose principal place of business is One Valmont Plaza, Omaha, Nebraska 68154 United States and registered address is 209 Orange Street, Wilmington, Delaware, 19801, United States;

“Valmont Group”	Valmont and each of its subsidiaries and subsidiary undertakings from time to time;

“Wider Delta Group”

Delta and its subsidiary undertakings, associated undertakings and any other undertaking in which Delta and/or any such subsidiary or associated undertakings (aggregating their interests) has or together have a direct or indirect interest in twenty per cent. or more of the equity share capital (as defined in the Companies Act); and

“Wider Valmont Group”

Valmont and its subsidiary undertakings, associated undertakings and any other undertaking in which Valmont and/or any such subsidiary or associated undertakings (aggregating their interests) has or together have a direct or indirect interest in twenty per cent. or more of the equity share capital (as defined in the Companies Act).

For the purposes of this announcement “subsidiary”, “subsidiary undertaking”, and “undertaking” have the meanings given by the Companies Act and “associated undertaking” has the meaning given by paragraph 19 of Schedule 6 to the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 other than paragraph 19(1)(b) of Schedule 6 to those Regulations.

Certain other capitalised terms not otherwise defined above are defined and used elsewhere in this document.

Words importing the singular shall include the plural and vice versa.

All times referred to in this document are London times unless otherwise stated.

APPENDIX 3

SOURCES OF INFORMATION, BASES OF CALCULATION AND OTHER INFORMATION

In this announcement:

1.                                  Unless otherwise stated:

•                 financial information relating to the Valmont Group has been extracted or derived (without any adjustment) from Valmont’s Form 10-k for the fiscal year ended 26 December 2009; and

•                 financial information relating to the Delta Group has been extracted or derived (without any adjustment) from Delta’s audited annual report and accounts for the financial year ended 31 December 2008 and from the unaudited interim statement for the half year ended 30 June 2009.

2.                                    The value placed by the Offer on the entire existing issued ordinary share capital, and other statements (including the size of shareholdings) made by reference to the existing issued ordinary share capital, of Delta are based on, as applicable, the Offer Price of 185 pence per Delta Share and 153,763,755 Delta Shares being in issue.

3.                                    Unless otherwise stated, all prices quoted for Delta Shares have been derived from the Daily Official List of the London Stock Exchange and represent closing middle market prices on the relevant date.

4.                                    The share price of Valmont’s common shares on 3 March 2010 is based on the closing price provided by the New York Stock Exchange on that date and the market capitalisation of Valmont has been based on 26,284,789 Valmont common shares being in issue (as sourced from Valmont’s Form 10-k for the fiscal year ended 26 December 2009).

5.                                    The Offer Price premium calculations have been calculated by reference to prices of:

•                 153.8 pence for each Delta Share, being the closing price on 3 March 2010, the latest practicable Business Day prior to the date of this announcement;

•                 the average closing price of 148.4 pence for each Delta Share for the one month prior to and including 3 March 2010, the latest practicable Business Day prior to the date of this announcement; and

•                 the average closing price of 145.3 pence for each Delta Share for the three months prior to and including 3 March 2010, the latest practicable Business Day prior to the date of this announcement.

6.                                    The Delta Directors have provided irrevocable undertakings to accept or procure acceptance of the Offer on the terms summarised in paragraph 8 of this announcement in respect of their own beneficial shareholdings in Delta Shares as follows:

Name	Number of Delta Shares

Steven Marshall	15,000
Todd Atkinson	260,484
Jon Kempster	17,500
Andrew Walker	9,074
Mark Lejman	50,569
Paul Gismondi	10,000